As filed with the Securities and Exchange Commission on January 28, 2011

Registration No. 333-166096

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3674	94-3253730
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2911 Zanker Road

San Jose, California 95134

(408) 232-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy S. Jenks

Chief Executive Officer

c/o NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(408) 232-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John H. Sellers, Esq.	William B. Brentani, Esq.
Cooley LLP	Simpson Thacher & Bartlett LLP
3175 Hanover Street	2550 Hanover Street
Palo Alto, California 94304	Palo Alto, California 94304
(650) 843-5000	(650) 251-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “accelerated filer,” “large accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-166096) is solely to file Exhibits 5.1 and 23.1 and update information contained in Part II of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

Amount paid or to be paid
SEC registration fee	$8,200
FINRA filing fee	12,000
Initial New York Stock Exchange listing fee	150,000
Printing and engraving	200,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	1,225,000
Blue sky fees and expenses	25,000
Transfer agent and registrar fees and expenses	3,500
Miscellaneous	47,000

Total	$2,670,700

Item 14. Indemnification of directors and officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director.

As permitted by the Delaware General Corporation Law, our bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law;

•	we may indemnify our other employees and agents as provided in indemnification contracts entered into between us and our employees and agents;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law; and

•	the rights conferred in the bylaws are not exclusive.

Our policy is to enter into separate indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also provide for certain additional procedural protections. We currently carry liability insurance for our directors and officers. At present, there is no pending litigation or proceeding involving a director or officer of NeoPhotonics Corporation regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our directors and officers for certain liabilities under the Securities Act, or otherwise.

Item 15. Recent sales of unregistered securities.

Since January 1, 2008, we have made sales of the following unregistered securities (the share amounts and per share amounts included in this Item 15 do not reflect our 1-for-25 reverse stock split effected on November 30, 2010):

(1) From January 1, 2008 through December 13, 2010, we sold and issued to our employees and consultants or former service providers an aggregate of 1,151,750 shares of common stock pursuant to option exercises under the 2004 stock option plan at prices ranging from $0.15 to $0.1859 per share for an aggregate purchase price of $198,079. The issuances of securities to individuals outside of the United States were deemed to be exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act.

(2) From January 1, 2008 through December 13, 2010, we granted options under our 2004 stock option plan to purchase 31,582,725 shares of common stock to our employees and consultants, at prices ranging from $0.17 to $0.70 per share to an aggregate number of 511 individuals. The grants of options to individuals outside of the United States were deemed to be exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act.

(3) From January 1, 2008 through December 13, 2010, we granted 8,146,350 stock appreciation units under our 2007 stock appreciation grants plan to our officers, employees and consultants in China, at prices ranging from $0.17 to $0.70 per share for to an aggregate number of 653 individuals. The issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act.

(4) From May 2008 through December 13, 2010, we sold an aggregate of 461,202 shares of our Series X preferred stock to 64 accredited investors at $100.00 per share for an aggregate purchase price of $46.1 million. In addition, in June 2008 we issued 1,234 shares of Series X preferred stock in exchange for 283,853 shares of common stock. Upon completion of this offering, these shares of Series X preferred stock will convert to shares of common stock on a 400-for-1 basis.

(5) From January 1, 2008 through December 13, 2010, we sold and issued an aggregate of 338,272 shares of common stock to holders of our stock warrants pursuant to the exercise of such warrants with a weighted average exercise price of $0.15 per share.

No underwriters were involved in the foregoing sales of securities.

Except as indicated above, the offers, sales and issuances of the securities described in Item 15(1) and 15(2) were deemed to be exempt from registration under the Securities Act under either (1) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sell in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

The offers, sales, and issuances of the securities described in Items 15(4) and 15(5) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sell in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit no.	Description of exhibit

1.1†	Form of Underwriting Agreement.

3.1†	Amended and Restated Certificate of Incorporation of NeoPhotonics Corporation, as in effect prior to closing of this offering.

3.2†	Form of Amended and Restated Certificate of Incorporation of NeoPhotonics Corporation, to be effective immediately upon the closing of this offering.

3.3†	Bylaws of NeoPhotonics Corporation, as currently in effect.

3.4†	Form of Amended and Restated Bylaws of NeoPhotonics Corporation, to be effective upon the closing of this offering.

4.1†	Specimen Common Stock Certificate of NeoPhotonics Corporation.

4.2†	2008 Investors’ Rights Agreement by and between NeoPhotonics Corporation and the investors listed on Exhibit A thereto, dated May 14, 2008.

4.3†	Warrant to Purchase Common Stock by and between NeoPhotonics Corporation and Comerica Bank, dated December 20, 2007.

5.1	Opinion of Cooley LLP.

10.1†	Form of Indemnification Agreement entered into by and between NeoPhotonics Corporation and each of its directors and officers.

10.2†	NeoPhotonics Corporation 2004 Stock Option Plan, as amended, and related documents.

10.3†	NeoPhotonics Corporation 2007 Stock Appreciation Grants Plan and related documents.

10.4†	2010 Equity Incentive Plan and forms of agreement thereunder to be in effect upon the completion of this offering.

10.5†	2010 Employee Stock Purchase Plan to be in effect upon the completion of this offering.

10.6†	Lease by and between BRE/PCCP Orchard, LLC and NeoPhotonics Corporation, dated April 7, 1999 with the Summary of Basic Lease Terms and Addendum No. 1 to Lease, as amended by First Amendment to Lease dated November 22, 2002, the Second Amendment to Lease dated December 15, 2003, the Third Amendment to Lease dated March 13, 2007 and the Fourth Amendment to Lease dated May 28, 2010.

10.7†	Loan and Security Agreement by and between NeoPhotonics Corporation and Comerica Bank, dated December 20, 2007 as amended by First Amendment dated December 18, 2008 and December 11, 2009.

10.8**†	Property Lease Contract by and between Shenzhen Photon Broadband Technology Co., Ltd. and Shenzhen Hivac Vacuum Photo-Electronics Co., Ltd. dated December 10, 2009.

10.9**†	Maximum Comprehensive Credit Line Contract and Maximum Mortgage Contract by and between Agricultural Bank of China and NeoPhotonics (China) Co., Ltd. dated November 3, 2008 and December 25, 2008, respectively.

10.10**†	Loan Contract by and between Agricultural Bank of China and NeoPhotonics (China) Co., Ltd. dated February 13, 2009.

10.11**†	Loan Contract by and between Agricultural Bank of China and NeoPhotonics (China) Co., Ltd. dated April 7, 2009.

10.12**†	Short Term Loan Agreement by and between Shanghai Pudong Development Bank Co., Ltd. and Shenzhen Photon Broadband Technology Co., Ltd. dated May 13, 2009.

Exhibit no.	Description of exhibit

10.13**†	Accounts Receivable Pledge Contract by and between Shanghai Pudong Development Bank Co., Ltd. and Shenzhen Photon Broadband Technology Co., Ltd. dated April 30, 2009.

10.14**†	Short Term Loan Agreement by and between Shanghai Pudong Development Bank Co., Ltd. and Shenzhen Photon Broadband Technology Co., Ltd. dated September 15, 2009.

10.15**†	Comprehensive Credit Line Contract, as supplemented, by and between CITIC Bank Ltd and NeoPhotonics (China) Co., Ltd. dated October 26, 2009.

10.16**†	RMB Loan Contract by and between CITIC Bank Ltd and NeoPhotonics (China) Co., Ltd. dated November 23, 2009.

10.17†	Employment Letter by and between NeoPhotonics Corporation and Timothy S. Jenks, dated March 30, 2010.

10.18†	Offer Letter by and between NeoPhotonics Corporation and James D. Fay, dated March 9, 2007.

10.19†	Offer Letter by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated January 2, 2005.

10.20**†	Offer Letter by and between NeoPhotonics (China) Co., Ltd. and Chi Yue “Raymond” Cheung, dated August 14, 2007.

10.21†	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Timothy S. Jenks dated April 13, 2010.

10.22†	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and James D. Fay, dated April 13, 2010.

10.23†	Severance Agreement by and between NeoPhotonics Corporation and Benjamin L. Sitler dated April 14, 2010.

10.24†	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated April 13, 2010.

10.25†	NeoPhotonics Corporation Non-Employee Director Compensation Policy to be in effect upon completion of this offering.

10.26**†	Comprehensive Credit Line Contract, as supplemented, by and between CITIC Bank Corporation Limited and NeoPhotonics (China) Co., Ltd. dated October 15, 2010.

10.27**†	Working Capital Loan Contract by and between Shenzhen Branch, Shanghai Pudong Development Bank Co., Ltd. and NeoPhotonics (China) Co., Ltd. dated November 11, 2010.

10.28**†	Accounts Receivable Pledge Contract by and between Shanghai Pudong Development Bank Co., Ltd. and NeoPhotonics (China) Co., Ltd. dated April 6, 2010.

21.1†	List of subsidiaries of NeoPhotonics Corporation

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

23.2†	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1†	Power of Attorney.

**	Translation to English of an original Chinese document.
†	Previously filed.

(b) Financial Statement Schedules.

Financial statement schedules have been omitted, as the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto appearing in the prospectus made part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing, specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Amendment No. 7 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 28th day of January, 2011.

NeoPhotonics Corporation

By:	/S/ TIMOTHY S. JENKS
Timothy S. Jenks President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TIMOTHY S. JENKS Timothy S. Jenks	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	January 28, 2011

/S/ JAMES D. FAY James D. Fay	Chief Financial Officer (Principal Financial and Accounting Officer)	January 28, 2011

* Bandel L. Carano	Director	January 28, 2011

* Stephen T. Jurvetson	Director	January 28, 2011

* Allan Kwan	Director	January 28, 2011

* Björn Olsson	Director	January 28, 2011

* Yat Bun Peng	Director	January 28, 2011

* Michael J. Sophie	Director	January 28, 2011

* T. Peter Thomas	Director	January 28, 2011

Signature		Title	Date

* Lee Sen Ting		Director	January 28, 2011

* By:	/s/ TIMOTHY S. JENKS		January 28, 2011
Timothy S. Jenks
Attorney-in-Fact

EXHIBIT INDEX

Exhibit no.	Description of exhibit

1.1†	Form of Underwriting Agreement.

3.1†	Amended and Restated Certificate of Incorporation of NeoPhotonics Corporation, as in effect prior to closing of this offering.

3.2†	Form of Amended and Restated Certificate of Incorporation of NeoPhotonics Corporation, to be effective immediately upon the closing of this offering.

3.3†	Bylaws of NeoPhotonics Corporation, as currently in effect.

3.4†	Form of Amended and Restated Bylaws of NeoPhotonics Corporation, to be effective upon the closing of this offering.

4.1†	Specimen Common Stock Certificate of NeoPhotonics Corporation.

4.2†	2008 Investors’ Rights Agreement by and between NeoPhotonics Corporation and the investors listed on Exhibit A thereto, dated May 14, 2008.

4.3†	Warrant to Purchase Common Stock by and between NeoPhotonics Corporation and Comerica Bank, dated December 20, 2007.

5.1	Opinion of Cooley LLP.

10.1†	Form of Indemnification Agreement entered into by and between NeoPhotonics Corporation and each of its directors and officers.

10.2†	NeoPhotonics Corporation 2004 Stock Option Plan, as amended, and related documents.

10.3†	NeoPhotonics Corporation 2007 Stock Appreciation Grants Plan and related documents.

10.4†	2010 Equity Incentive Plan and forms of agreement thereunder to be in effect upon the completion of this offering.

10.5†	2010 Employee Stock Purchase Plan to be in effect upon the completion of this offering.

10.6†	Lease by and between BRE/PCCP Orchard, LLC and NeoPhotonics Corporation, dated April 7, 1999 with the Summary of Basic Lease Terms and Addendum No. 1 to Lease, as amended by First Amendment to Lease dated November 22, 2002, the Second Amendment to Lease dated December 15, 2003, the Third Amendment to Lease dated March 13, 2007 and the Fourth Amendment to Lease dated May 28, 2010.

10.7†	Loan and Security Agreement by and between NeoPhotonics Corporation and Comerica Bank, dated December 20, 2007 as amended by First Amendment dated December 18, 2008 and December 11, 2009.

10.8**†	Property Lease Contract by and between Shenzhen Photon Broadband Technology Co., Ltd. and Shenzhen Hivac Vacuum Photo-Electronics Co., Ltd. dated December 10, 2009.

10.9**†	Maximum Comprehensive Credit Line Contract and Maximum Mortgage Contract by and between Agricultural Bank of China and NeoPhotonics (China) Co., Ltd. dated November 3, 2008 and December 25, 2008, respectively.

10.10**†	Loan Contract by and between Agricultural Bank of China and NeoPhotonics (China) Co., Ltd. dated February 13, 2009.

10.11**†	Loan Contract by and between Agricultural Bank of China and NeoPhotonics (China) Co., Ltd. dated April 7, 2009.

10.12**†	Short Term Loan Agreement by and between Shanghai Pudong Development Bank Co., Ltd. and Shenzhen Photon Broadband Technology Co., Ltd. dated May 13, 2009.

10.13**†	Accounts Receivable Pledge Contract by and between Shanghai Pudong Development Bank Co., Ltd. and Shenzhen Photon Broadband Technology Co., Ltd. dated April 30, 2009.

Exhibit no.	Description of exhibit

10.14**†	Short Term Loan Agreement by and between Shanghai Pudong Development Bank Co., Ltd. and Shenzhen Photon Broadband Technology Co., Ltd. dated September 15, 2009.

10.15**†	Comprehensive Credit Line Contract, as supplemented, by and between CITIC Bank Ltd and NeoPhotonics (China) Co., Ltd. dated October 26, 2009.

10.16**†	RMB Loan Contract by and between CITIC Bank Ltd and NeoPhotonics (China) Co., Ltd. dated November 23, 2009.

10.17†	Employment Letter by and between NeoPhotonics Corporation and Timothy S. Jenks, dated March 30, 2010.

10.18†	Offer Letter by and between NeoPhotonics Corporation and James D. Fay, dated March 9, 2007.

10.19†	Offer Letter by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated January 2, 2005.

10.20**†	Offer Letter by and between NeoPhotonics (China) Co., Ltd. and Chi Yue “Raymond” Cheung, dated August 14, 2007.

10.21†	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Timothy S. Jenks dated April 13, 2010.

10.22†	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and James D. Fay, dated April 13, 2010.

10.23†	Severance Agreement by and between NeoPhotonics Corporation and Benjamin L. Sitler dated April 14, 2010.

10.24†	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated April 13, 2010.

10.25†	NeoPhotonics Corporation Non-Employee Director Compensation Policy to be in effect upon completion of this offering.

10.26**†	Comprehensive Credit Line Contract, as supplemented, by and between CITIC Bank Corporation Limited and NeoPhotonics (China) Co., Ltd. dated October 15, 2010.

10.27**†	Working Capital Loan Contract by and between Shenzhen Branch, Shanghai Pudong Development Bank Co., Ltd. and NeoPhotonics (China) Co., Ltd. dated November 11, 2010.

10.28**†	Accounts Receivable Pledge Contract by and between Shanghai Pudong Development Bank Co., Ltd. and NeoPhotonics (China) Co., Ltd. dated April 6, 2010.

21.1†	List of subsidiaries of NeoPhotonics Corporation

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

23.2†	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1†	Power of Attorney.

**	Translation to English of an original Chinese document.
†	Previously filed.